THIRD CENTURY BANCORP
80 East Jefferson Street
Franklin, IN  46131
Tel. 317-736-7151 Fax 317-736-4225

For Immediate Release:  Monday, May 14, 2007

Contact:	Robert D. Heuchan, President and CEO
Debra K. Harlow, Chief Financial Officer

THIRD CENTURY BANCORP RELEASES FIRST QUARTER EARNINGS

Franklin, Indiana, OTCBB “TDCB.”

Robert D. Heuchan, President and CEO of Third Century Bancorp, the holding company of Mutual Savings Bank (“Mutual”), announced that for the quarter ended March 31, 2007, net income amounted to $40,000 or $0.03 per share, a decrease of 72.03% from the $143,000 in earnings, or $0.10 per share, for the quarter ended March 31, 2006.

The decrease in net income for the quarter ended March 31, 2007 as compared to the quarter ended March 31, 2006 was primarily due to decreases of $79,000 or 6.61% in net interest income and $28,000 or 12.73% in other income.  Other expenses increased $46,000 or 3.94% due to increased occupancy costs resulting from the opening of the Franklin Central Branch on June 1, 2006, increases in real estate tax rates and increases in taxable property.

Total assets increased $3.7 million at March 31, 2007 to $137.2 million from $133.5 million at December 31, 2006.  Cash and cash equivalents increased $3.1 million or 32.17% and held to maturity securities increased $1.1 million or 20.25% as a result of an increase in deposits outstanding.

Deposits increased to $92.5 million at March 31, 2007 from $88.6 million at December 31, 2006, an increase of $3.9 million or 4.42%.  Time deposits increased by $2.3 million or 6.01% to $41.2 million at March 31, 2007 due to special rate offerings on new time deposit accounts opened at Mutual.  In addition, the savings, money market and NOW account balances increased to $41.2 million at March 31, 2007 which represented an increase of $1.2 million or 2.89%.  Mutual opened several money market accounts which contributed new account balances of approximately $1.5 million at March 31, 2007.

Stockholders’ equity decreased by $275,000 or 1.42% to $19.2 million at March 31, 2007 from $19.4 million at December 31, 2006.  The board of directors authorized and the Company announced the repurchase of up to 5% of its outstanding shares of common stock, or 82,656 shares, commencing November 17, 2006.  For the quarter ended March 31, 2007, the Company paid $294,000 to repurchase 25,282 shares and paid year-to-date cash dividends of $61,000.

Forward-looking statements made herein reflect management’s expectation as of the date such statements are made.  Such information is provided to assist shareholders and potential investors in understanding current and anticipated financial operations of the company and is included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1955.  The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date such statements are made.

Founded in 1890, Mutual Savings Bank is a full-service financial institution based in Johnson County, Indiana.  In addition to its main office at 80 East Jefferson Street, Franklin, Indiana, the bank operates branches in Franklin at 1124 North Main Street, in the Franklin United Methodist Community, in Indianapolis at 5630 South Franklin Road, as well as in Nineveh and Trafalgar, Indiana.

Selected Consolidated Financial Data
	At March 31,	At December 31,
	2007	2006
Selected Consolidated Financial Condition Data:	(In Thousands)
Assets	$137,154	$133,503
Loans receivable-net	111,436	111,938
Cash and cash equivalents	12,546	9,492
Investment securities	6,264	5,209
Deposits	92,481	88,568
FHLB advances and other borrowings	24,600	24,600
Stockholders’ equity-net	19,151	19,426

	For the Three Months Ended March 31,
	2007	2006
	(Dollars In Thousands, Except Share Data)
Selected Consolidated Earnings Data:
Total interest income	$2,054	$1,835
Total interest expense	938	640
Net interest income	1,116	1,195
Provision of losses on loans	15	15
Net interest income after provision for losses on loans	1,101	1,180
Total other income	192	220
General, administrative and other expenses	1,213	1,167
Income tax expense	40	90
Net income	40	143
Earnings per share – basic	$0.03	$0.10
Earnings per share - diluted	$0.03	$0.10

Selected Financial Ratios and Other Data:
Interest rate spread during period	2.73%	3.25%
Net yield on interest-earning assets	3.47	3.89
Return on average assets	0.12	0.45
Return on average equity	0.81	2.96
Equity to assets	13.96	15.01
Average interest-earning assets to average interest-bearing liabilities	125.34	130.74
Non-performing assets to total assets	0.19	0.19
Allowance for loan losses to total loans outstanding	0.80	0.86
Net charge-offs to average total loans outstanding	0.05	0.00
General, administrative and other expense to average assets	0.91	0.92
Effective income tax rate	50.00	38.63
Dividend payout ratio [1]	n/a	2,098.44
Dividend payout ratio [2]	133.33	41.15
Number of full service offices	6	5

 1 The calculation of this ratio includes a $2.00 per share return of capital paid May 8, 2006.
 2 The calculation of this ratio does not include the return of capital to shareholders.